Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 Registration Statement No. 333-183112 on Form S-1 of our report dated August 7, 2012 (October 16, 2012 as to Note 2) relating to the balance sheet of The WhiteWave Foods Company (which report expresses an unqualified opinion and includes an emphasis of matter paragraph regarding a change in capital structure) appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

October 16, 2012